NEWS RELEASE
FOR RELEASE:    IMMEDIATE RELEASE
CONTACT:        Frank C. Marchisello, Jr.
                (336) 834-6834

                    TANGER REPORTS YEAR END RESULTS FOR 2004
           34.0% INCREASE IN TOTAL FFO, 9.9% INCREASE IN FFO PER SHARE
                 Declares 3.2% Increase in Common Share Dividend


Greensboro, NC, March 1, 2005, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported funds from operations (FFO) for the year ended December 31, 2004 increased 34.0% to $63.0 million, as compared to FFO of $47.0 million for 2003. On a per share basis, FFO for 2004 was $1.89 per share, as compared to $1.72 per share for 2003, representing a 9.9% per share increase. FFO for the fourth quarter of 2004 was $17.7 million, or $0.53 per share, as compared to FFO of $13.9 million, or $.49 per share for the fourth quarter of 2003, representing an increase of 8.2% per share.

Tanger's FFO included $1.5 million in gains on the sale of land parcels for the year ended December 31, 2004, compared to no land parcel sales in the previous year. Excluding these gains, which are a component of Tanger's long term strategic plan, but unpredictable in their occurrence, FFO for the year ended December 31, 2004 would have been $1.85 per share, resulting in a 7.6% increase in FFO per share for the year.

Net income for the year ended December 31, 2004 was $7.0 million, or $0.26 per share, as compared to $12.0 million, or $0.59 per share, for 2003. Net income for the fourth quarter of 2004 was $4.3 million, or $0.16 per share, as compared to $4.8 million, or $0.22 per share, for the fourth quarter of 2003. Comparable net income results were impacted by the allocation of income to Tanger's consolidated joint venture partner in 2004 as required under the Company's current accounting policies.

The Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States ("GAAP"). The Company believes that FFO is helpful to investors because it is a widely recognized measure of the performance of real estate investment trusts and provides a relevant basis for comparison among REITs. All FFO and net income per share amounts are on a diluted basis and have been adjusted for the two for one split of the Company's common shares which occurred in December of 2004. A reconciliation of net income to FFO is presented on the supplemental information page of this press release.

Tanger achieved the following results for the year ended December 31, 2004:


o 97% year-end portfolio occupancy rate, up from 96% on December 31, 2003 and September 30, 2004

o Comparative sales increased 3.2% to $310 per square foot in reported same-space tenant sales for the rolling twelve months ended December 31, 2004

o Average initial base rent for new stores opened during 2004 was $17.99, which was 12.1% higher than the average base rent of $16.05 for stores closed during 2004

o 471 re-tenant or renewal leases signed, totaling 2.0 million square feet, achieving an 87.7% renewal rate and a 5.5% increase in base rent, on a cash basis, for re-tenanted and renewed space

o 35.1% debt-to-total market capitalization ratio, 3.47 times interest coverage ratio compared to 2.63 times last year

o General and administrative expenses as a percentage of total revenues decreased from 8.1% to 6.6%

o $13.2 million in net proceeds in conjunction with the exercise of the underwriters' over-allotment option relating to the December 2003 common share offering

o $20.4 million in net proceeds from the sale of three non-core properties and five land parcels

o    Expanded Board of Directors from five to six members

o    Two for one split of the Company's common shares


"The Tanger team successfully executed our growth strategy in 2004," stated Stanley K. Tanger, Chairman of the Board and Chief Executive Officer. "Our financial results came in as expected for the fourth quarter and the year. Our tenant retention rates, along with the increases in rental rates on new leases and renewals, were outstanding. What makes this most satisfying is our ability to obtain these results after increasing the square feet under management by 50% when we acquired, through a joint venture agreement, nine centers in December of 2003. These achievements are a reflection of the strength and depth of our seasoned management team."

                  Dividend Increases for 12th Consecutive Year

Tanger announced today that its Board of Directors approved a 3.2% increase in the annual dividend on its common shares from $1.25 per share to $1.29 per share. Simultaneously, the Board of Directors declared a quarterly dividend of $.3225 per share for the first quarter ended March 31, 2005. A cash dividend of $.3225 per share will be payable on May 16, 2005 to holders of record on April 29, 2005. Tanger has increased its dividend each year since becoming a public company in May of 1993.

              National Platform Continues to Drive Solid Operating
                      Results and Higher Same-Space Sales

The Company's broad geographic representation and established brand name within the factory outlet industry continues to generate solid operating results. The Company's portfolio of owned or partially owned properties had a year-end occupancy rate of 97%, representing the 24th consecutive year since the Company commenced operations in 1981 that it has achieved a year-end portfolio occupancy rate at or above 95%.

During 2004, the Company executed 471 re-tenant or renewal leases totaling 2.0 million square feet. The Company achieved a retention rate of 87.5% with existing tenants for the year and achieved a 5.5% increase in base rental revenue per square foot, on a cash basis, for re-tenanted and renewed space. The average initial base rent for new stores that opened during 2004 was $17.99, which was 12.1% higher than the average base rent of $16.05 for stores that closed during 2004.

The Company continues to derive its rental income from a diverse group of retailers with no single tenant representing more than 6.7% of its gross leasable area and 6.1% of its total base and percentage rental revenues. Same center net operating income increased 2.0% for the fourth quarter of 2004 compared to the same period in 2003.

In spite of sales at a number of our centers located along the east coast and the Gulf of Mexico being adversely affected by the hurricanes in September of 2004, same-space sales increased by 3.2% for the year ended December 31, 2004 and 2.2% for the three months ended December 31, 2004 over the same-space sales for the comparable periods in 2003. Same-space sales are defined as the weighted average sales per square foot reported in space open for the full duration of the comparative periods.

Reported same-store sales increased 1.1% for the year ended December 31, 2004 compared to the same period in 2003, while same store sales for the fourth quarter increased 0.5% compared to the fourth quarter of 2003 and 2.8% for the month of December 2004 compared to December of 2003. Reported same-store sales are defined as sales for tenants whose stores have been open from January 1, 2003 through the duration of the comparison period.

Sales continued to be adversely affected by the aftermath of the September 2004 hurricanes at a number of our centers located along the east coast and the Gulf of Mexico where sales were down 11.0% for the month of October 2004. Excluding these centers, same-space sales increased 4.9% for the quarter and 6.1 % for the rolling twelve months ended December 31, 2004 and same-store sales increased 2.6% for the quarter and 2.9% for the year ended December 31, 2004.

        Integration of Charter Oak Portfolio, Sale of Non-Core Assets and
                       Land Parcels, Key Drivers in 2004

During 2004, Tanger successfully completed the integration of the Charter Oak portfolio of nine outlet centers, totaling approximately 3.3 million square feet. Tanger and an affiliate of Blackstone Real Estate Advisors acquired the portfolio through a joint venture in the form of a limited liability company in December 2003. Tanger owns one-third and Blackstone owns two-thirds of the joint venture. Tanger is providing operating, management, leasing and marketing services to the properties for a fee. The purchase price of this transaction was $491 million, including the assumption of approximately $186.4 million of debt.

Tanger completed a 78,000 square foot expansion at its center located on highway 17 North in Myrtle Beach, South Carolina. Stores located in the expansion include Banana Republic, GAP, Calvin Klein, Ann Taylor, Puma, Guess and Jones, NY and others.

The Company was also successful in divesting of three non-core assets, including its two small properties, located in North Conway, New Hampshire and its property in Dalton, Georgia. The Company also sold five land parcels located throughout four different outlet centers during the year. Net proceeds from these transactions totaled $20.4 million.

On February 24, 2005, Tanger completed the sale of its 141,051 square feet outlet center located in Seymour, Indiana, which opened in September 1994, for a total cash sales price of $2.1 million. After the deduction of all closing costs, Tanger will receive net proceeds of approximately $1.9 million and will recognize a net loss on the sale of the property of approximately $5.1 million, in the first quarter of 2005. The center is currently 75% occupied and generated average tenant sales of approximately $164 per square foot for the twelve months ended January 31, 2005. The center represents less than 2% of the Company's gross leasable area and was expected to generate approximately $114,000 of net operating income in 2005.

Tanger continues its pre-development and leasing of four previously announced sites located in Pittsburgh, Pennsylvania; Deer Park, New York; Charleston, South Carolina; and Wisconsin Dells, Wisconsin, with expected deliveries during 2006 and 2007.

                 2004 Financing Activities Improve Balance Sheet

On January 6, 2004, Tanger issued 345,000 common shares in conjunction with the exercise of the underwriters' over-allotment option, relating to the Company's December 2003 common share offering, resulting in approximately $13.2 million in additional net proceeds, which were used to pay down amounts outstanding on Tanger's floating rate unsecured lines of credit.

Additionally, during 2004 Tanger increased its unsecured credit line capacity to $125 million and extended the maturity on its credit lines to June 2007. Tanger also completed the release of two properties which had been securing $53.5 million in mortgage loans with Wells Fargo Bank, thus creating an unsecured note with Wells Fargo Bank for the same face amount, and retired its $47.5 million, 7.875% unsecured notes which matured on October 24, 2004 with proceeds from its property and land parcel sales, and amounts available under the Company's unsecured lines of credit.

Tanger's total market capitalization increased 15.8% from $1.18 billion at December 31, 2003 to $1.37 billion at December 31, 2004. As of December 31, 2004, on a consolidated basis, the Company had approximately $478.7 million of debt outstanding (excluding a debt premium of $9.3 million), as compared to $528.5 million outstanding at year-end 2003. Of the $478.7 million outstanding as of December 31, 2004, $399.0 million, or 83.4% of its total debt, was at fixed interest rates. At December 31, 2004, Tanger had $26.2 million outstanding on its lines of credit. During 2004, Tanger improved its interest coverage ratio, to 3.47 times for the year ended December 31, 2004, as compared to 2.63 times interest coverage in the same period last year.

            In 2005 Tanger Expects to Continue Growing FFO Per Share

Based on current market conditions, the strength and stability of its core portfolio, Tanger currently believes its net income for 2005 will be between $0.56 and $0.60 per share and its FFO for 2005 will be between $1.93 and $1.97 per share. The Company's earnings estimates do not include the impact of any potential gains on the sale of land parcels or the impact of any potential sales or acquisitions of properties. The following table provides the reconciliation of estimated diluted FFO per share to estimated diluted net income available to common shareholders per share:

For the twelve months ended December 31, 2005
                                                          Low Range   High Range
Estimated diluted net income per share, excluding
 gain/loss on the sale of real estate                      $ 0.56      $ 0.60
Minority interest, depreciation and amortization uniquely
 significant to real estate including minority interest
 share and our share of joint ventures                      (1.37)      (1.37)
Estimated diluted FFO per share                            $ 1.93      $ 1.97

    Year-End Conference Call to be Held on March 1, 2005 at 10:00 A.M. (EST)

Tanger will host a conference call to discuss its 2004 results for analysts, investors and other interested parties on March 1, 2005, at 10:00 A.M. eastern time. To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers Fourth Quarter and Year End Financial Results call. Alternatively, this call is being web cast by CCBN and can be accessed at the corporate section of Tanger Factory Outlet Centers, Inc.'s web site at www.tangeroutlet.com/corporate.

A telephone replay of the call will be available from March 1, 2005 at 12:00 P.M. eastern time through March 10, 2005 at 11:59 A.M. by dialing 1-800-642-1687, conference ID # 3279023. An online archive of the broadcast will also be available through March 10, 2005.

                      About Tanger Factory Outlet Centers

As of December 31, 2004, Tanger Factory Outlet Centers, Inc. (NYSE: SKT), a fully integrated, self-administered and self-managed publicly traded REIT, had ownership interests in or management responsibilities for 36 centers in 23 states coast to coast, totaling approximately 8.8 million square feet of gross leasable area. We are filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended December 31, 2004. For more information on Tanger Outlet Centers, visit our web site at www.tangeroutlet.com.

Estimates of future net income per share and FFO per share are by definition, and certain other matters discussed in this press release regarding the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, fund from operations, the development of new centers, the opening of ongoing expansions, the acquisition or disposition of centers and the impact of sales of land parcels may be, forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, our ability to lease our properties, our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (and December 31, 2004, when available).



                                             TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                                                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                                    (In thousands, except per share data)

                                                                      Three Months Ended                  Year Ended
                                                                         December 31,                     December 31,
                                                                      2004           2003              2004          2003
----------------------------------------------------------------------------------------------------------------------------
                                                                          (unaudited)                      (unaudited)
REVENUES
 Base rentals (a)                                                  $33,504        $21,783           $129,884       $78,319
 Percentage rentals                                                  2,380          1,462              5,338         3,179
 Expense reimbursements                                             14,629          8,972             52,585        33,053
 Other income (b)                                                    1,692          1,033              6,746         3,508
----------------------------------------------------------------------------------------------------------------------------
    Total revenues                                                  52,205         33,250            194,553       118,059
----------------------------------------------------------------------------------------------------------------------------
EXPENSES
 Property operating                                                 16,664         10,496             59,759        38,968
 General and administrative                                          3,063          2,186             12,820         9,551
 Depreciation and amortization                                      12,292          7,870             51,446        28,231
----------------------------------------------------------------------------------------------------------------------------
    Total expenses                                                  32,019         20,552            124,025        76,750
----------------------------------------------------------------------------------------------------------------------------
Operating income                                                    20,186         12,698             70,528        41,309
 Interest expense                                                    8,433          6,779             35,117        26,486
----------------------------------------------------------------------------------------------------------------------------
Income before equity in earnings of unconsolidated joint ventures,
 minority interests and discontinued operations                     11,753          5,919             35,411        14,823
Equity in earnings of unconsolidated joint ventures (c)                243            180              1,042           819
Minority interests:
 Consolidated joint venture                                         (6,734)          (941)           (27,144)         (941)
 Operating partnership                                                (958)        (1,114)            (1,701)       (3,169)
----------------------------------------------------------------------------------------------------------------------------
Income from continuing operations                                    4,304          4,044              7,608        11,532
Discontinued operations, net of minority interest (a) (d)              ---            787               (562)        1,317
----------------------------------------------------------------------------------------------------------------------------
Net income                                                           4,304          4,831              7,046        12,849
Less applicable preferred share dividends                              ---            ---                ---          (806)
----------------------------------------------------------------------------------------------------------------------------
Net income available to common shareholders                         $4,304         $4,831             $7,046       $12,043
----------------------------------------------------------------------------------------------------------------------------

Basic earnings per common share:
 Income from continuing operations                                    $.16           $.18               $.28          $.53
 Net income                                                           $.16           $.22               $.26          $.60
----------------------------------------------------------------------------------------------------------------------------

Diluted earnings per common share:
 Income from continuing operations                                    $.16           $.18               $.28          $.52
 Net income                                                           $.16           $.22               $.26          $.59
----------------------------------------------------------------------------------------------------------------------------

Funds from operations (FFO)                                        $17,682        $13,918            $63,018       $47,039
FFO per common share - diluted                                        $.53           $.49              $1.89         $1.72
----------------------------------------------------------------------------------------------------------------------------

Summary of discontinued operations (d)
 Operating income from discontinued operations                         $ -          $ 416              $ 777       $ 1,849
 Gain (loss) on sale of real estate                                      -            588             (1,460)         (147)
----------------------------------------------------------------------------------------------------------------------------
 Income (loss) from discontinued operations                              -          1,004               (683)        1,702
 Minority interest in discontinued operations                            -            217                121           385
----------------------------------------------------------------------------------------------------------------------------
Discontinued operations, net of minority interest                      $ -          $ 787             $ (562)      $ 1,317
----------------------------------------------------------------------------------------------------------------------------

(a)  Includes straight-line rent and market rent adjustments of $508 and $35 for the three months ended and $1,454 and $(112)
     for the years ended December 31, 2004 and 2003, respectively.
(b) Includes gains on sales of three outparcels of land of $119 for the three months ended and $1,510 for the year ended
    December 31, 2004.
(c) Includes Myrtle Beach, South Carolina Hwy 17 property which is operated by us through a 50% ownership joint venture.
(d) In accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long Lived Assets",
    the results of operations for properties disposed of during the year have been reported above as discontinued
    operations for both the current and prior periods presented.



                                      TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                                                   CONSOLIDATED BALANCE SHEETS
                                                (In thousands, except share data)

                                                                                        December 31,         December 31,
                                                                                            2004                2003
--------------------------------------------------------------------------------------------------------------------------
                                                                                                   (unaudited)
ASSETS
 Rental property
   Land                                                                                  $ 113,830         $ 119,833
   Buildings, improvements and fixtures                                                    963,563           958,720
--------------------------------------------------------------------------------------------------------------------------
                                                                                         1,077,393         1,078,553
   Accumulated depreciation                                                               (224,622)         (192,698)
--------------------------------------------------------------------------------------------------------------------------
   Rental property, net                                                                    852,771           885,855
 Cash and cash equivalents                                                                   4,103             9,836
 Deferred charges, net                                                                      58,851            68,568
 Other assets                                                                               20,653            23,178
--------------------------------------------------------------------------------------------------------------------------
     Total assets                                                                        $ 936,378         $ 987,437
--------------------------------------------------------------------------------------------------------------------------

LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS' EQUITY
Liabilities
 Long-term debt
   Senior, unsecured note                                                                $ 100,000         $ 147,509
   Mortgages payable (including a premium of $9,346 and $11,852 respectively)              308,342           370,160
   Unsecured note                                                                           53,500               ---
   Lines of credit                                                                          26,165            22,650
--------------------------------------------------------------------------------------------------------------------------
                                                                                           488,007           540,319
 Construction trade payables                                                                11,918             4,345
 Accounts payable and accrued expenses                                                      17,026            18,025
--------------------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                     516,951           562,689
--------------------------------------------------------------------------------------------------------------------------
Commitments
Minority interests
 Consolidated joint venture                                                                222,673           218,148
 Operating partnership                                                                      35,621            39,182
--------------------------------------------------------------------------------------------------------------------------
     Total minority interests                                                              258,294           257,330
--------------------------------------------------------------------------------------------------------------------------
Shareholders' equity
 Common shares, $.01 par value, 50,000,000 shares authorized,
  27,443,016 and 25,921,286 shares issued and outstanding
  at December 31, 2004 and 2003                                                                274               260
 Paid in capital                                                                           274,340           249,940
 Distributions in excess of net income                                                    (109,506)          (82,737)
 Deferred compensation                                                                      (3,975)              ---
 Accumulated other comprehensive loss                                                          ---               (45)
--------------------------------------------------------------------------------------------------------------------------
     Total shareholders' equity                                                            161,133           167,418
--------------------------------------------------------------------------------------------------------------------------
      Total liabilities, minority interests and shareholders' equity                     $ 936,378         $ 987,437
--------------------------------------------------------------------------------------------------------------------------

                                        TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                                                   SUPPLEMENTAL INFORMATION
                                   (In thousands, except per share, state and center information)

                                                                       Three Months Ended            Year Ended
                                                                         December 31,                     December 31,
                                                                       2004          2003               2004          2003
---------------------------------------------------------------------------------------------------------------------------
Funds From Operations:
 Net income                                                          $4,304        $4,831             $7,046       $12,849
 Adjusted for:
  Minority interest in operating partnership                            958         1,114              1,701         3,169
  Minority interest adjustment - consolidated joint venture            (198)          (33)              (180)          (33)
  Minority interest, depreciation and amortization
   attributable to discontinued operations                              ---           492                433         1,847
  Depreciation and amortization uniquely significant to
   real estate - consolidated                                        12,239         7,808             51,224        27,959
  Depreciation and amortization uniquely significant to
   real estate - unconsolidated joint venture                           379           294              1,334         1,101
 (Gain) loss on sale of real estate                                     ---          (588)             1,460           147
---------------------------------------------------------------------------------------------------------------------------
Funds from operations before minority interest                      $17,682       $13,918            $63,018       $47,039
---------------------------------------------------------------------------------------------------------------------------
Funds from operations per share - diluted                              $.53          $.49              $1.89         $1.72
---------------------------------------------------------------------------------------------------------------------------


WEIGHTED AVERAGE SHARES
Basic weighted average common shares                                 27,266        22,015             27,044        20,103
Effect of outstanding share and unit options                            198           351                187           463
Effect of unvested restricted share awards                               56           ---                 30           ---
---------------------------------------------------------------------------------------------------------------------------
Diluted weighted average common shares (for
earnings per share computations)                                     27,520        22,366             27,261        20,566
Convertible preferred shares (a)                                        ---           ---                ---           650
Convertible operating partnership units (a)                           6,067         6,067              6,067         6,067
---------------------------------------------------------------------------------------------------------------------------
Diluted weighted average common shares (for
funds from operations per share computations)                        33,587        28,433             33,328        27,283
---------------------------------------------------------------------------------------------------------------------------


OTHER INFORMATION
Gross leasable area open at end of period -
Wholly owned                                                          5,066         5,299              5,066         5,299
Partially owned - consolidated (b)                                    3,271         3,273              3,271         3,273
Partially owned - unconsolidated (c)                                    402           324                402           324
Managed                                                                 105           434                105           434
---------------------------------------------------------------------------------------------------------------------------
Total gross leasable area open at end of period                       8,844         9,330              8,844         9,330

Outlet centers in operation -
Wholly owned                                                             23            26                 23            26
Partially owned - consolidated (b)                                        9             9                  9             9
Partially owned - unconsolidated (c)                                      1             1                  1             1
Managed                                                                   3             4                  3             4
---------------------------------------------------------------------------------------------------------------------------
Total outlet centers in operation                                        36            40                 36            40

States operated in at end of period (b) (c)                              23            23                 23            23
Occupancy percentage at end of period (b) (c)                            97%           96%                97%           96%

---------------------------------------------------------------------------------------------------------------------------
(a)  The convertible preferred shares and operating partnership units (minority interest) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.
(b)  Includes the Charter Oak portfolio which is operated by us through a 33% ownership joint venture.  However, these properties are consolidated for financial reporting under FIN 46.
(c)  Includes Myrtle Beach, South Carolina property which is operated by us through a 50% ownership joint venture.

We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income
(loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.
                                       8